                             STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT (this "Agreement") is made and entered into as of this 12th day of February, 1997, by and between Kevin Doyle, residing in the State of Florida ("Pledgor"), and DB/LRT, Ltd., a Florida limited partnership ("Pledgee") and joined in by White & Case as Escrow Agent ("Escrow Agent") pursuant to that certain escrow agreement from White and Case to Pledgor and Pledgee dated as of February 12, l997 (the "Escrow Letter").

                                  BACKGROUND:

     A. Pledgor, and his wife, Brenda Doyle (Pledgor and his wife are collectively referred to as the "Doyles"), and Deering Bay Associates, Inc. ("Deering Bay") have entered into that certain Purchase Agreement, dated
October 1, 1996 (the "Purchase Agreement") whereby Deering Bay agreed to sell and the Doyles agreed to purchase Lot 1A in Block 2, in Deering Bay Estates, as recorded in Plat Book 143, Page 80 of the Public Records of Dade County, Florida (the "Property").

     B. In order to fund the purchase of the Property, the Doyles have requested of Pledgee and Pledgee has granted to the Doyles, a loan in the amount of $750,000 (the "Loan").

     C. In consideration of the Loan, the Doyles have executed and delivered a certain Promissory Note (the "Note"), dated as of the date hereof, in the principal amount of the Loan made by Pledgee to the Doyles.

     D. The payment and other performance of such Note is secured, in part, by a Mortgage and Security Agreement (the "Mortgage"), and Security Agreement (the "Security Agreement"), each executed by the Doyles in favor of Pledgee and delivered concurrently herewith.

     E. Pledgor is the legal, record, and beneficial owner of 1,800,000 shares of the issued and outstanding common stock of Caribbean Cigars Company, a Florida corporation (the "Company"), $.001 par value per share.

     G. In order to further secure the Doyles' obligations under the Note, and subject to the terms of this Agreement, Pledgee is requiring, as a condition to acceptance of the Note, that Pledgor pledge to Pledgee 500,000 shares of the common stock of the Company, as more specifically described in Schedule 1 attached hereto (the "Shares," which term shall include any other shares of the Company's stock hereafter pledged or to be pledged by Pledgor to Pledgee under this Agreement).

     H. Pledgor has agreed to execute and deliver to Pledgee this Agreement and the Shares for the purpose of making the Pledge.

                                      TERMS

     In consideration of the foregoing and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Pledge and Grant of Security Interest. Pledgor hereby transfers, pledges and delivers in pledge to Pledgee the Shares, such Shares being represented by the stock certificates listed on Schedule I attached hereto, along with blank stock powers in respect of the Shares, duly endorsed, as collateral security for the payment and other performance of the Note. The Shares have been delivered to, and shall be held, subject to the terms of this Agreement and the Escrow Letter, by Escrow Agent.

     2. Maintenance of Pledged Value. As of the close of business on February 7, 1997, which is three (3) business days prior to the date hereof, the price per share of the Shares as quoted on the NASDAQ Small-Cap Issues Quotation System was 11 and 1/8, and the aggregate value of the Shares, calculated at such price was $5,562,500 (the "Pledged Value"). The parties acknowledge and agree that it is the intent of the parties to maintain the value of the Shares pledged to Pledgee in an amount not less than the Pledged Value. The Pledged Value shall be maintained as follows:

          2.1. First 120-Day Period. One hundred twenty (120) days after the date hereof (the "First Period"), the average closing price per Share over such period (the "120-day Average") multiplied by 500,000 (the "First Period Value") shall be compared to the Pledged Value. If the difference between such First Period Value and the Pledged Value exceeds Five Hundred Fifty-Six Thousand Dollars ($556,000), then the number of Shares pledged under this Agreement (the "Pledged Number") shall be increased or decreased as the case may be, subject to the terms of this Agreement, so that the aggregate value of such Shares equals the Pledged Value.

          2.2. Subsequent 120 Day Periods. For each one hundred twenty (120) day period following the First Period until all amounts due under the Note have been fully paid (each a "Subsequent Period"), the 120-Day Average, multiplied by the Pledged Number applicable to the respective Subsequent Period (the "120-day Value"), shall be compared to the Pledged Value. If the difference between such 120-Day Value and the Pledged Value exceeds Five Hundred Fifty-Six Thousand Dollars ($556,000), then the Pledged Number shall be increased or decreased, as the case may be, so that the aggregate value of such Shares equals the Pledged Value. Notwithstanding any provision of Section 2.1 or this Section 2.2 to the contrary, the Pledged Number of Shares shall never be less than 400,000.

          2.3 Adjustment of Shares Pledged and Held. The Pledged Number shall be increased or decreased in accordance with the provisions of Sections 2.1 and 2.2 as follows:

               2.3.1 If the Pledged Number is to be increased, then Pledgor shall deliver to the Escrow Agent, within ten (10) days of the end of the First Period, or any Subsequent Period, as the case may be, the number of additional shares of the common stock of the Company required to be pledged in conformance with Sections 2.1 and 2.2 (such additional shares shall thereupon be included within the definition of "Shares"), along with an appropriate stock power executed in blank with respect to such additional shares.

               2.3.2 If the Pledged Number is to be reduced, then Pledgee and the Escrow Agent, within ten (10) days of the end of the First Period, or any Subsequent Period, as the case may be, shall return to Pledgor the number of shares required to be returned to Pledgor in conformance with Sections 2.1 and
2.2 (the returned shares shall then be excluded from the definition of "Shares" and the remaining shares pledged hereunder shall be referred to as the "Shares"). Notwithstanding the foregoing sentence, if substitute share certificates are required to be issued, in order for Pledgee and Escrow Agent to return some of the Shares to Pledgor and thereafter maintain the Pledged Number to be held by Escrow Agent, Pledgor shall simultaneously with the return of any shares to Pledgor, deliver to Escrow Agent such additional share certificates and corresponding stock powers executed in blank as shall be necessary to maintain the required Pledged Number.

     3. Rights of Parties with Respect to the Shares.

          3.1 Rights. So long as there is no Event of Default under the Note, which has not been cured or waived as provided therein, Pledgor shall be entitled to vote the Shares and Additional Shares (as defined below), if any, and to give consents, waivers and ratifications with respect thereto and to otherwise act and be entitled to all benefits as though they were the outright owner of the Shares and Additional Shares; provided, however, that no vote of Pledgor shall be cast, or consent, waiver or ratification given or action taken which would violate any provision of the Purchase Agreement, this Agreement, the Note, or any other document, instrument or agreement executed and delivered by Pledgor in connection herewith or therewith; and further provided, subject to the provisions of Section 3 above, that the Pledge hereunder shall be deemed to encompass any and all (i) additional shares added to maintain the Pledged Value, if any, (ii) non-cash payments, dividends and distributions made by the Company in respect of the Shares and Additional Shares, if any, and (iii) new, substituted or additional shares of stock of the Company issued to Pledgor by the Company by reason of any stock dividend, distribution, reclassification, readjustment, merger, stock split or other change declared by or made in the capital structure of the Company with respect to any of the Shares pledged hereunder (collectively, "Additional Shares"). All certificates representing any such Additional Shares shall be delivered to Pledgee, along with blank stock powers duly endorsed, as additional collateral security hereunder and shall be held by Pledgee in accordance with the terms hereof.


          3.2 No Registration. Pledgee understands that the Shares represented by the certificates listed on Schedule 1 have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and were issued in reliance upon exemptions from the Act and such state securities laws. The Shares may not be sold or otherwise transferred unless (i) such securities have been registered under the Act and any applicable state securities laws; or (ii) counsel to the Pledgee has rendered an opinion reasonably acceptable to the Company that such registration is not required.

          3.3. Lock-up Agreement. Pledgee understands that the Shares are subject to, and may not be sold or otherwise transferred except in accordance with a "Lock-Up Letter" dated July 30, 1996, and attached hereto as Exhibit A, by and between the Pledgor and Barron Chase Securities, Inc.

          3.4 No Transfer. Pledgor may not transfer any and all of the Shares and Additional Shares pledged to Pledgee hereunder.

          3.5 Non-encumbrance Agreement. In addition to the Shares at any time pledged hereunder, Pledgor shall at all times solely own and maintain at least fifty thousand (50,000) of the other shares of the common stock of the Company (the "Other Stock"), free and clear from any pledge, lien, security interest, charge, option, restriction or other encumbrance (collectively, "Liens"), except those created by this Agreement, the Lock-up Agreement and applicable securities laws.

4.  Events of Default.

          4.1 The breach by Pledgor of any representation, warranty, covenant or other provision set forth in this Agreement which is not cured within ten (10) business days after receipt of notice specifying the alleged default in reasonable detail, or an Event of Default under the Note, which has not been cured or waived as provided therein, shall, without notice or demand on Pledgor, constitute an Event of Default under this Agreement.

          4.2 If an Event of Default should occur and be continuing, then, upon giving ten (10) days prior written notice to Pledgor of its intention to exercise its rights under this Agreement, Pledgee shall thereafter be entitled to require Escrow Agent to deliver the Shares and corresponding stock powers to Pledgee and Pledgee shall have, in addition to all other rights and remedies available to Pledgee at law, in equity or under this Agreement, the rights and remedies of a secured party under the Uniform Commercial Code of Florida, as the same shall be in effect at the time of the occurrence of the Event of Default (the "UCC"), all such remedies being to the maximum extent permissible cumulative and nonexclusive, and Pledgee may:


               4.2.1 vote any or all of the Shares and Additional Shares, and give all consents, waivers and ratifications with respect thereto and otherwise act as though they were the outright owners thereof, Pledgor hereby irrevocably constituting and appointing Pledgee (or its representatives or permitted assigns) their proxy and attorney-in-fact, with full power of substitution so to do;

               4.2.2 have the sole right to receive any and all dividends and other distributions of any kind with respect to any or all of the Shares and Additional Shares, such dividends and distributions to be received by the Pledgee in accordance with the amount owed to Pledgee pursuant to this Agreement and the Note; and/or

               4.2.3 exercise any and all rights of collection, conversion or exchange, and any and all other rights, privileges, options or powers of Pledgor pertaining or relating to the Shares and Additional Shares, if any, such rights to be exercised by Pledgee in accordance with the amount owed to Pledgee pursuant to this Agreement and the Note, provided, however that no shares may be sold until November 30, 1997 and thereafter, so long as Kevin Doyle is the President or Chief Executive Officer, or otherwise an "affiliate" of the Company, as such term is defined under the Act, the number of Shares subject to foreclosure of Pledgee's security interests, or a secured party sale under this Section 4.2 shall not exceed 50,000 in any three-month period. Notwithstanding the foregoing, upon the occurrence of an Event of Default, on one or more occasions the Pledgor may, in its sole discretion, require by written notice to the Pledgee that Pledgee sell upon such terms and conditions as Pledgor shall state (to the extent that market or other conditions permit such sale on such terms and conditions) all or part of the Shares and Additional Shares for cash; provided, however, the Pledgee and the Escrow Agent shall not be required to incur any cost or liability (matured or contingent) in connection therewith, except for reasonable costs of sale, which shall be deducted from the proceeds thereof. Pledgor hereby irrevocably constitutes and appoints Pledgee (or its representatives or assigns) its proxy and attorney-in-fact with full power of substitution so to do, although Pledgee shall not have any duty to exercise any such rights, privileges, options or powers or to sell or to otherwise realize upon any of the Shares or Additional Shares, if any, as hereinafter authorized, or to preserve the same, and Pledgee shall not be responsible for any failure to do so or delay in so doing.

          4.3 Transfer to Pledgee. Upon the occurrence of any Event of Default, Pledgee may, as permitted by Section 9-505 of the UCC, take unto itself and direct the transfer agent of the Company to transfer the Shares and Additional Shares, if any, into the name of Pledgee on the Company's books in partial or complete satisfaction of the Note, such transfers to be made to the Pledgee in accordance with the amount owed pursuant to this Agreement and the Note; or, at Pledgee's election, sell in a commercially reasonably manner, to any bona fide prospective purchasers, assign and deliver in whole, or, from time to time, any part of the Shares or Additional Shares, if any, at any broker's board or at any private or public sale, with or without demand, advertisement or notice (except as may be required by applicable law) of the time or place of sale or adjournment thereof, or otherwise, for cash, for credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as Pledgee, in its uncontrolled discretion, may determine, Pledgor hereby waiving and releasing any and all right of redemption, whether before or after the sale hereunder, and Pledgee may, to the extent not prohibited by applicable law, bid for and purchase the whole or any part of the Shares or Additional Shares, if any, so sold free from any such right or equity of redemption, may make payment on account thereof as herein provided, and, upon compliance with the terms of sale, Pledgee may hold, return or dispose of the Shares and Additional Shares, if any, without further accountability therefor. In case of any sale to Pledgee of the Shares and any Additional Shares, Pledgee shall be entitled, for the purpose of making payment therefor, to use any amount owed by Pledgor under the Note or any related obligation, and to be credited on account of such purchase price with the portion of such net proceeds that shall be applicable to the payment of and shall be credited upon, the amounts so used. Pledgee shall have no duty or obligation to Pledgor, their representatives or assigns, to effect, or cause to be effected, the registration or qualification thereof under any applicable blue sky or other state securities laws or otherwise to take any steps necessary for public sale of the Shares or Additional Shares.

          4.4 Authorization. Pledgor hereby authorizes and directs the Company to act upon any reasonable instruction of Pledgee given in furtherance of, and in conformance with Pledgee's rights under this Section 4. This Agreement shall constitute sufficient authorization for the Company, its officers, employees and agents to act upon any such direction of Pledgee purported to be given under this Agreement in connection with the Shares. The Company, its officers, employees and agents may act upon any such instruction which they in good faith believes to be properly given by Pledgee in accordance with Pledgee's rights under this Agreement without obligation to inquire as to the circumstances specific to any such direction, and such officers, employees and agents shall be, and hereby are, relieved of any and all liability to Pledgor in connection therewith.

     5. Use of Proceeds. Pledgee shall apply the proceeds of any sale of the whole or any part of the Shares and Additional Shares, or any dividends or distributions received thereon, after deducting all reasonable out-of-pocket documented costs and expenses (i) incurred by Pledgee in connection with the enforcement of this Agreement or the Note and/or the prosecution or defense of any proceeding relating thereto (provided the Pledgee prevails and including but not limited to reasonable attorneys' fees and expenses) and (ii) of the collection, sale and delivery of the Shares and any Additional Shares (including, without limitation, reasonable attorneys' fees and expenses)

incurred by Pledgee in connection with such sale, to the payment of the portion of the Note then outstanding, the application as between Pledgee, the Note and between principal and interest due Pledgee to be made to the Pledgee in accordance with the amounts owed pursuant to this Agreement and the Note, and, upon payment by the Pledgor in full of the Note to Pledgee, Pledgee shall within ten (10) days thereafter pay over or cause to be paid over any balance of such proceeds to Pledgor.

     6. Termination and Return of Pledged Shares. Upon payment in full of the Note and all other obligations of Pledgor to Pledgee, this Agreement shall terminate and within ten (10) days thereafter, Pledgee shall be return, at Pledgor's expense, such of the Shares and Additional Shares as have not theretofore been duly transferred into the name of Pledgor or sold pursuant to the provisions hereof. Pledgor and Pledgee each agree to execute and deliver all such instruments and agreements as may be necessary to accomplish the foregoing.

     7. Waiver of Rights. Pledgor will not at any time claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law, now or hereafter in force in order to prevent or delay the enforcement of this Agreement or the absolute sale of all or any portion of the Shares or any Additional Shares, and for themselves and all who may claim under them, Pledgor hereby waives (i) the benefit of all such laws, (ii) the right to have all or any portion of the Shares or Additional Shares marshalled upon any foreclosure hereof, and (iii) demand, presentment and protest, and notice of demand, presentment, protest, nonpayment or dishonor with respect to this Agreement and the Note. Pledgor hereby consents to any extension or postponement of the time of payment, and agrees that any court having jurisdiction over this Agreement may order the sale of all or any portion of the Shares or Additional Shares as an entirety, subject to the provisions of Section 4.2 and 4.3. Any sale of, or the granting of options to purchase, or any other realization upon, all or any portion of the Shares or Additional Shares under Section 4 hereof, shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor in and to the Shares and Additional Shares, if any, so sold, optioned or realized upon, and shall be a perpetual bar both in law and in equity against Pledgor and all persons claiming or attempting to claim the Shares or Additional Shares so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor. Pledgee's prior recourse to all or any part of the Shares and Additional Shares shall not constitute a condition of any demand, suit or proceeding for payment or collection under the Note.

     8. Representations, Warranties and Covenants. Pledgor represents and warrants to Pledgee and covenants with Pledgee that:

          8.1. Ownership. Pledgor owns and will continue to own the Shares and the Other Stock free and clear of any Liens, except for Liens created by this

Agreement, the Lock-up Agreement and applicable securities laws, and in the event any Additional Shares are issued by the Company, will own and will continue to own such Additional Shares free and clear of any Liens except for those created by this Agreement, the Lock-up Agreement and applicable securities laws. Pledgor has full power, authority and legal right to pledge all of the Shares pursuant to this Agreement; all of the Shares have been duly and validity issued, are fully paid and nonassessable; assuming that Escrow Agent (or after an Event of Default Escrow Agent or Pledgee) holds and continues to hold all of the Shares as agent for Pledgee under this Agreement and the Escrow Agreement, this Agreement creates, as security for the Loan, a valid and enforceable perfected first priority Lien on all of the Shares in favor of the Pledgee; and no consent, filing, recording or registration is required to perfect the Lien purported to be created by this Agreement.

          8.2. Duplicate or Replacement Certificates. Pledgor shall not cause or permit to be issued any duplicate or replacement certificates in substitution for the Shares, Additional Shares or Other Stock, if any, without the prior written consent of Pledgee.

     9. Further Assurances. Pledgor agrees to take all such further action and will furnish to Pledgee all such documents and instruments as Pledgee may reasonably request in order to effectuate the purposes of this Agreement and to secure the rights of Pledgee hereunder.

     10. Exoneration of Pledgee. Under no circumstances shall Pledgee be deemed to assume any responsibility for or obligation or duty with respect to all or any part of the Shares and Additional Shares, if any, of any nature or kind, or any matter or proceedings arising out of or relating thereto except any breach of this Agreement by Pledgee, but the same shall be at Pledgor's sole risk at all times. Pledgee shall not be required to take any action of any kind to collect, preserve or protect his or the Pledgor's rights in the Shares and any Additional Shares, or against other parties. Pledgee shall also only be required to treat the Shares with the same care as is expressly required by Article 9 of the Florida Uniform Commercial Code and use reasonable efforts to maximize proceeds of the sale of the Shares upon a default; provided, however, that, if at any time when the Pledgee shall determine to exercise its right to sell all or any of the Shares, such Shares or those Shares to be sold shall not, for any reason whatsoever, be effectively registered under the Act, the Pledgee may, in its sole and absolute discretion, sell such Shares or part thereof by private sale in such manner and under such circumstances as Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration and in the event of any such sale, the Pledgee shall incur no responsibility or liability other than as may be imposed by applicable law for selling all or any of the Shares at a price which the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration under the Act. Except as provided to the contrary in this Agreement, Pledgor hereby releases Pledgee (absent gross negligence or willful misconduct of Pledgee) from any claims, causes of action and demands at any time arising out of or with respect to the use of the Shares and any Additional Shares and/or actions taken or omitted to be taken by Pledgee with respect thereto.

     11. Expenses; Interest Thereon, Etc. Pledgor hereby agrees to reimburse Pledgee on demand for all reasonable out-of-pocket documented costs and expenses (including reasonable attorneys' fees and expenses) incurred by Pledgee, provided pledgee prevails in connection with the enforcement of this Agreement or in connection with the prosecution or defense of any proceeding relating hereto, together with interest on all such costs and expenses from the date incurred by Pledgee at an annual rate equal to eighteen percent (18%).

     12. Miscellaneous.

          12.1 Waiver. No failure or delay on the part of Pledgee in excercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise or waiver by either party of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any other rights or remedies which either party would otherwise have.

          12.2. Modification. This Agreement may not be changed, modified or discharged, in whole or in part, and no right or remedy of either party hereunder may be waived, unless such change, modification, discharge or waiver is in writing and duly signed by the other party. Any such change, modification, discharge or waiver shall be effective only to the extent set forth therein.

          12.3. Notices. All notices, demands, requests or other communications required or permitted to be given under this Agreement shall be deemed to be properly given only if in writing and if delivered personally, or sent by overnight courier service, fees prepaid, or mailed by certified or registered mail, postage prepaid and return receipt requested, to the parties entitled to receive such notices at the addresses set forth below, or at such other places as the parties may from time to time designate in writing:

               If to Pledgor:          Kevin Doyle

                                       ____________________________
                                       ____________________________
                                       Fax: (___) _________________


               With copies to:          George Befeler, Esq.
                                        Delgado, Befeler, Starkman & Magolnick
                                        100 Southeast Second Street, Suite 3700
                                        Miami, Florida 33131
                                        Fax: (305) 379-4404

                                                     and

                                        Eric Kamisher, Esq.
                                        Esanu Katsky Korins & Singer
                                        605 Third Avenue
                                        New York, New York 10158
                                        Fax: (212)953-9899


               If to Pledgee:           Thomas Steinberg
                                        DB/LRT, Ltd.
                                        667 Madison Avenue, 8th Floor
                                        New York, New York 10021
                                        Fax: (212)545-3040


               With copies to:          K. Lawrence Gragg, Esq.
                                        White & Case
                                        First Union Financial Center
                                        200 South Biscayne Boulevard
                                        Miami, Florida 33131-2352
                                        Fax: (305)358-5744

Delivery will be deemed to have occurred upon receipt, or when delivery is attempted and refused.

          12.4 Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida.

          12.5 Captions. The descriptive headings of the Sections hereof have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          12.6 Severability. If any term or provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby, and the Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term or provision had not been included herein.

          12.7 Assignment, Etc. This Agreement shall inure to the benefit of Pledgee and its representatives and assigns and shall be binding upon Pledgor, their heirs, representatives and assigns.

          12.8 Entire Agreement. This Agreement sets forth the final and entire agreement of the parties hereto with respect to the subject matter hereof, and this Agreement supersedes any and all prior agreements among any of the parties hereto with respect to the subject matter hereof.

          12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which, when taken together, shall be considered a single instrument.

     IN WITNESS WHEREOF, Pledgor and Pledgee have caused this Agreement to be executed and delivered as of the day and year first above written.



WITNESS:                           PLEDGOR:


/s/ [Illegible]                    /s/ Kevin Doyle
--------------------------         --------------------------------------------
                                   Kevin Doyle

-------------------------





                                   PLEDGEE:


                                   DB/LRT, Ltd., a Florida Limited Partnership

                                   By:  DB/LRT, Inc., as General Partner



/s/ [Illegible]                    By:  /s/ Thomas Steinberg
--------------------------              ---------------------------------------
                                        Thomas Steinberg, Vice-President
/s/ [Illegible]
--------------------------

                                   SCHEDULE I

                                     Shares
                                     ------




        Issuer                     Face Value               Certificate No.
-----------------------            ----------               ---------------
Caribbean Cigar Company              $.001                       CC0195





                           Total: $__________________